Exhibit 99.2

Contact:	Randall J. Larson, President/CFO
Frederick W. Boutin, Senior Vice President/Treasurer
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES OFFERING OF 4.3MM COMMON UNITS

Thursday, May 10, 2007	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) announced today that it has filed with the Securities and Exchange Commission a prospectus supplement for an offering of 4.3 million common units representing limited partner interests. The Partnership also granted the underwriters a 30-day option to purchase up to 645,000 additional common units.  The offering will be made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The Partnership expects to use the net proceeds from this offering to repay a portion of the outstanding borrowings under its credit facility. On December 29, 2006, the Partnership borrowed $135.0 million to initially fund the acquisition of a terminaling facility in Brownsville, Texas with aggregate active storage capacity of approximately 2.2 million barrels, 12 refined product terminals located along the Mississippi and Ohio Rivers with approximately 2.7 million barrels of aggregate active storage capacity and the Baton Rouge, Louisiana dock facility.  The underwriters participating in the offering are: Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc. and Stifel, Nicolaus & Company, Incorporated. A copy of the prospectus supplement and related base prospectus can be obtained from any of the underwriters, including: Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, or by email: prospectus@morganstanley.com; or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by telephone at  (212) 821-3000.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado, with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on the Company’s website: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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